UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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QS ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

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SUPPLEMENTARY PROXY MATERIAL

These Definitive Additional Materials supplement the disclosures made in the Definitive Proxy Statement of QS Energy, Inc. (the “Company”), filed with the Securities and Exchange Commission on May 24, 2017. These Definitive Additional Materials should be read alongside the Company’s Definitive Proxy Statement.

These supplemental disclosures to the Company’s Definitive Proxy Statement are being sent to the Company’s shareholders commencing on a date no later than June 7, 2017. To the extent that information herein differs from information in the Company’s Definitive Proxy Statement, the information contained in this supplement controls. Except as changed in this supplement, the information in our Definitive Proxy Statement remains unchanged.

Shareholder Update Letter

QS Energy, Inc.

23902 FM 2978

Tomball, TX 77375

Main: +1(805) 845-3581

Fax: +1(805) 845-4377

Web: www.qsenergy.com

SHAREHOLDER UPDATE

May 25, 2017

Dear Shareholders,

It is a great opportunity and honor for me to join QS Energy as its new CEO and Chairman of the Board, and the first few weeks on the job have been an amazing ride. I have taken a deep dive into the Company’s technologies and strategies; I have also had the chance to better know the entire QS Energy team, our business partners and our emerging customer base. I am energized by the ongoing developments under our current strategic plan—one that I believe will efficiently stabilize the Company’s capitalization, accelerate our sales cycle, push our Applied Oil Technology (AOT) to commercial operations, and create positive cash flow and long-term profitability for the Company.

All shareholders should know that I approach this new challenge with a clear sense of QS Energy’s unique potential and the industry it serves. As a Texas oil veteran with more than 20 years of industry experience, I’ve managed large Landman operations; overseen acquisition and divestiture of more than 650,000 acres of oil and gas properties; bought and sold multiple royalty packages; and operated and drilled throughout the United States. Through all of those experiences, I’ve developed deep, high-level relationships throughout the oil industry and a clear understanding of the midstream transportation challenges this industry faces. I also understand, after many conversations about QS Energy with industry contacts, the great value that our AOT viscosity reduction technology brings to the crude oil transportation market.

Our strategic plan breaks down into three parts, all working toward common goals. In this letter, I would like to share the core essentials of that plan, as well as a bit more about our governing philosophy.

I.       Adding Strategic Depth to Our Board

Our first order of business has been to fill the Company’s open Board seats and complete a strong and highly engaged Board of Directors that can help execute on our vision. I joined the Board as its Chairman on April 1. Concurrent with my appointment, and thereafter in May, the Board appointed three additional new Directors and nominated a fourth for election to the Board by shareholder vote. I am thrilled to introduce our sitting and nominated Board members who are slated to run for election at the Company’s shareholder meeting on July 14. I encourage you to read and learn more about our Board members in the Proxy Statement filed with the SEC on May 24, 2017.

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Current Board Members:

Jason Lane. Chairman and CEO of QS Energy. You’ve already read enough about me.

Gary Buchler. As COO of the Natural Gas Pipelines business unit at Kinder Morgan, Inc. (NYSE: KMI), Gary manages 3,900 employees, a $1.3 billion budget, and was instrumental in the acquisition and integration of more than $45 billion in pipeline assets at Kinder Morgan. Gary was appointed to the Board in May 2017 and serves on the Audit Committee.

Richard Munn. Richard is one of the top players in the royalty and mineral arena, with a track record of closing more than 50 transactions and $450 million in acquisitions over the course of his career. Richard has already begun leveraging his reputation and extensive network to make introductions regarding the AOT technology on behalf of QS Energy in the public and private energy sectors. Richard was appointed to the Board in May 2017.

Dr. Eric Bunting. As a physician, executive, and entrepreneur, Eric brings a unique perspective to the Board. As a significant investor in the Company, Eric also brings a true shareholder’s perspective to all of the Board’s responsibilities. Eric was appointed to the Board in April 2017.

Don Dickson. A long-time senior executive with Kinder Morgan and former CEO of Advanced Pipeline Services, Don has been a member of QS Energy’s Board since 2013 and currently serves on the Company’s Audit Committee.

Tom Bundros. CEO of Dalton Utilities and former CFO of Colonial Pipeline Company, Tom joined the Board in 2015 and was recently appointed Chairman of the Company’s Audit Committee.

Nominated:

William Green. I look forward to Bill joining the Board in July after his retirement from Devon Energy Corporation (NYSE: DVN). His 30-plus years of executive-level industry sales experience will be invaluable to our Company.

II.       Expanding Market Adoption of AOT

The core mission of the new strategic plan is to accelerate market adoption of our AOT technology. From my first day on the job, I began talking with industry experts within and outside of QS Energy’s partner and customer base. In these talks I confirmed what I had already learned from my team at QS Energy—that the potential operational and financial benefits of AOT are significant.

We face an unusual challenge, however, in expanding adoption. The majority of our customer base operates at a high level of confidentiality, frequently operating under NDAs and closely protecting all facets of their operations. We, too, must protect our intellectual property, operations and proprietary information. At the same time, potential customers need to “kick the tires” to see our equipment operating in the field under commercial operating conditions, watch real-time viscosity reduction in action, and have access to summary SCADA and in-field test data. NDA requirements have so far prohibited this type of access.

The key to overcoming this hurdle—which I am taking on as a personal mission—is to find a partner/customer and a location where QS Energy can jointly develop operations under relaxed conditions of non-disclosure, allow prospects to tour an operating facility, and provide them with summary operating data for review and detailed analysis. As Gary Buchler explains, “AOT has the potential to solve a number of difficult operating issues common in the midstream transport market. To drive adoption in an industry that has traditionally been slow to adopt new technologies, we must increase market visibility of QS Energy and the financial and operating benefits of AOT.”

We are moving quickly in our efforts to select a development partner and site location, and initiate a joint development agreement. Richard Munn and I have identified and approached a number of small to mid-sized target companies, and we are now working with a select group of targets who have expressed interest in providing transparent joint operations on an initial AOT installation, with an eye towards rolling out AOT throughout their pipeline operations.

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III.       Implementing New Equity Structure to Fund Critical Growth Capital

Delivering on this vision, of course, requires us to stabilize short-term funding needs and develop a strategic equity structure to drive long-term execution. Over the past two months, investors have shown interest in our convertible note private placement offering as described in our Form 10-Q filed with the SEC May 15, 2017. Funds raised through this convertible note offering should be sufficient to cover operations for the next several months while providing funds necessary to retrofit our standing AOT inventory and implement improvements based on two years of in-field testing and operations.

That said, once we achieve true market adoption, we will need growth capital to fund expansion of our AOT inventory and manage corporate growth. To this end, we will be asking shareholders at our July 14 Annual Meeting of Shareholders to approve authorization of additional common and new preferred shares as described in our Proxy Statement filed with the SEC on May 24, 2017.

The strategic goal of authorizing additional common and preferred Company stock is to provide an equity base we can use to fund growth in operating revenues and cash flows. The Board’s challenge in accomplishing this goal is to minimize dilution in the best interest of our shareholder base. “As a longtime investor and large shareholder, I am keenly aware of the Company’s history and shareholder concerns,” Dr. Bunting explained recently to the Board. “I could not be more excited by our upcoming opportunities, nor more supportive of the steps management has taken to appropriately capitalize QS Energy and optimally position the Company for growth. Our team has put in place a strategy designed to achieve commercialization of the Company’s AOT technology while maximizing shareholder value.” To this end, in addition to using our common stock, we plan to use preferred stock to provide initiative-based offerings, which could command a higher price and be less dilutive than common stock offerings due to credit-enhancement, dividends and other preference features.

IV.       Our Commitment to Open Communications and Transparency

Since taking over as CEO of QS Energy, I have met and visited with a number of shareholders. Through these meetings, I have learned how important full and complete transparency is to all of you. It is an issue of great importance to me as well. Our shareholders play an integral part in our Company and must know where we stand at all times. My management team has agreed to continue and expand a philosophy of openness and transparency into all of our practices and activities.

While I realize that information flow does have limits as required under SEC compliance and selective disclosure rules—and to protect the intellectual property of our Company and those we work with—we will work diligently within these bounds to keep our shareholders well informed. We continue to work with current and potential customers under strict nondisclosure and hope to have material updates for our shareholders in the near future. In the meantime, I appreciate your patience and understanding in these matters.

In closing, I would personally like to thank each and every shareholder who has been part of the journey to this point, and I look forward to bringing our AOT technology to full and complete adoption in the midstream and upstream crude oil transportation sector across the globe. It is with great pleasure that I invite our shareholders to QS Energy’s 2017 Annual Meeting of Shareholders on July 14, 2017, at the La Torretta Lake Resort in Montgomery, Texas, located approximately an hour north of Houston. For those of you who are unable to join us in person, we will be broadcasting the meeting’s audio and computer screen presentations via live webcast that will be available on our Company website at http://www.qsenergy.com/webcast.

Hope to see you all there.

Best regards,

Jason Lane

CEO and Chairman of the Board

QS Energy, Inc.

Tomball, Texas

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For further information about QS Energy, Inc., visit www.QSEnergy.com, read our SEC filings at http://ir.stockpr.com/qsenergy/all-sec-filings and subscribe to Email Alerts at http://ir.stockpr.com/qsenergy/email-alerts to receive Company news and shareholder updates.

Safe Harbor Statement:

Some of the statements in this release may constitute forward-looking statements under federal securities laws. Please visit the following link for our complete cautionary forward-looking statement: http://www.qsenergy.com/site-info/disclaimer

About AOT (Applied Oil Technology)

Developed in partnership with scientists at Temple University in Philadelphia, AOT (Applied Oil Technology) is the energy industry's first crude oil pipeline flow improvement solution using an electrical charge to coalesce microscopic particles native to unrefined oil, thereby reducing viscosity. Over the past four years AOT has been rigorously prepared for commercial use with the collaboration of over 30 engineering teams at 19 independent oil production and transportation entities interested in harnessing its demonstrated efficacy to increase pipeline performance and flow, drive up committed and uncommitted toll rates for pipeline operators, and reduce pipeline operating costs. Although AOT originally attracted the attention of pipeline operators motivated to improving their takeaway capacity during an historic surge in upstream output resulting from enhanced oil recovery techniques, the technology now represents what we believe to be the premiere solution for improving the profit margins of producers and transporters during today's economically challenging period of low spot prices and supply surplus.

About QS Energy, Inc.

QS Energy, Inc. (OTCQB: QSEP), provides the global energy industry with patent-protected industrial equipment designed to deliver measurable performance improvements to crude oil pipelines. Developed in partnership with leading crude oil production and transportation entities, QS Energy's high-value solutions address the enormous capacity inadequacies of domestic and overseas pipeline infrastructures that were designed and constructed prior to the current worldwide surge in oil production. In support of our clients' commitment to the responsible sourcing of energy and environmental stewardship, QS Energy combines scientific research with inventive problem solving to provide energy efficiency 'clean tech' solutions to bring new efficiencies and lower operational costs to the upstream, midstream and gathering sectors. More information is available at: www.QSEnergy.com

Company Contact

QS Energy, Inc.

Tel: +1 805 845-3581

E-mail: investor@QSEnergy.com

Sales: sales@qsenergy.com

Investor Relations

QS Energy, Inc.

Tel: +1 805 845-3581

E-mail: investor@QSEnergy.com

Source: QS Energy, Inc.

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